Exhibit 99.2

UNAUDITED PRELIMINARY PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

In January 2024, Summit Materials, Inc. (the “Company” or “Summit Inc.”) completed a combination with Argos North America Corp. (“Argos USA”), Cementos Argos S.A. (“Cementos Argos”), Argos SEM LLC and Valle Cement Investments, Inc., pursuant to which Summit acquired all of the outstanding equity interests (the “Transaction”) of Argos USA from the Argos SEM LLC and Valle Cement Investments, Inc. in exchange for $1.2 billion of cash, the issuance of 54,720,000 shares of the Company’s Class A common stock and one preferred share in a transaction valued at approximately $3.2 billion. The cash consideration was funded from the net proceeds of an $800.0 million offering of senior notes due 2031 and new term loan borrowings under the Company’s credit facility. The purchase price is subject to customary adjustments, with any upward or downward adjustments made against the cash consideration.

The Argos USA assets include four integrated cement plants, two grinding facilities, 140 ready-mix concrete plants, eight ports and 10 inland terminals across the East and Gulf Coast regions, with a total installed cement grinding capacity of 9.6 million tons per annum and a total import capacity of 5.4 million tons of cement per annum. The import facilities allow the importing of cement from other countries, including a minimum quantity from a cement plant in Cartagena, Colombia, owned by Cementos Argos, as stipulated under a cement supply agreement entered into upon the closing of the Transaction. The Argos USA assets included 1.1 billion tons of reserves and resources in four quarries.

The following unaudited preliminary pro forma financial information summarizes the results of operations for the Company and Argos USA as though the companies merged as of January 1, 2023. We have reflected elimination of royalties expenses paid to the parent of Argos USA which will not be incurred post combination. We have also adjusted for expenses incurred by Argos USA as they pursued an initial public offering and the combination with the Company, as well as interest expense adjustments to reflect the payoff of Argos USA debt obligations and new debt incurred by the Company described above.

Summit Materials, Inc.
Pro Forma Condensed Combined Statement of Operations
Year ended December 30, 2023
(Unaudited)
(amounts in 000’s, except share and per share data)

	Summit	Argos North			Pro Forma				Summit
	Materials, Inc.	America Corp.	Conforming		Combination		Management		Materials, Inc.
	As Reported	As Reported	Reclassifications		Adjustments		Adjustments		Combined
Revenue:
Total revenue	$2,619,468	$1,708,586	—		—		—		$4,328,054
Total cost of revenue	1,862,408	1,344,902	(94,471	) (a)			(27,200	) (i)	3,085,639
General and administrative expenses	210,357	168,914	(10,179	) (a)	(18,040	) (b)	(19,983	) (j)	331,069
Depreciation, depletion, amortization and accretion	217,550	—	104,650	(a)	53,867	(c)	—		376,067
Transaction costs	26,813	—	—		—		—		26,813
Gain on sale of property, plant and equipment	(8,290)	—	(6,424	) (a)	—		—		(14,714)
Operating income	310,630	194,770	6,424		(35,827)		47,183		523,180
Interest expense	114,155	33,226	—		(34,843	) (d)	—		210,584
					137,083	(e)
					(42,804	) (e)
					3,767	(e)
Loss on debt financings	493	—	—		5,453	(e)	—		5,946
Tax receivable agreement expense	(162,182)	—	—		—		—		(162,182)
Gain on sale of businesses	(14,966)	—	—		—		—		(14,966)
Net gain on disposals	—	(6,424)	6,424	(a)	—		—		—
Other income, net	(21,334)	(4,055)	—		—		—		(25,389)
Income from operations before taxes	394,464	172,023	—		(104,483)		47,183		509,187
Income tax expense (benefit)	104,838	44,152			(25,703	) (f)	11,607	(f)	134,894
Net income	289,626	127,871	—		(78,780)		35,576		374,293
Net income attributable to noncontrolling interest in subsidiaries	—	—	—		—		—		—
Net income attributable to Summit Holdings	3,770	—			(788	) (g)	356	(g)	3,338
Net income attributable to Summit Inc.	$285,856	$127,871	$—		$(77,992)		$35,220		$370,955
Earnings per share of Class A common stock:
Basic	$2.40								$2.13
Diluted	$2.39								$2.13
Weighted average shares of Class A common stock:
Basic	119,045,393				54,720,000	(h)			173,765,393
Diluted	119,774,766				54,720,000	(h)			174,494,766

(a) Certain aspects of the presentation of Argos USA income statement have been conformed for purposes of presenting comparable results.

(b) Reflects the elimination of Argos USA’s pre-IPO costs that were expensed in the period, as well as transaction costs incurred pursuing the merger with the Company. These costs primarily represent legal, accounting and other direct costs.

(c) Represents increased depreciation, depletion, amortization and accretion based on increased fair values of property, plant and equipment.

(d) Argos USA has long term debt and long term debt payable to an affiliate that was repaid as of the closing date. As such, this adjustment reflect the elimination of the interest expense on the debt that was repaid at closing.

(e) Represents $137.1 million of estimated incremental interest expense on the $1.8 billion issuance of new term loans and senior notes issued in connection with the Transaction. The new term loans have an initial interest rate of 7.8% while the $800 million in senior notes has an interest rate of 7.25%. The $42.8 million represents the elimination of the interest expense on the existing term loan which is assumed to be paid off at closing. The $3.8 million adjustment represents the incremental amortization of deferred financing fees associated with the new debt issuance. The $5.5 million loss on debt financings represent the write off of the existing term loan’s deferred financing fees and original issue discount.

(f) Represents the income tax impact related to the elimination of pre-IPO costs and transaction costs expensed by Argos USA, incremental net interest expense, elimination of the prior management fees paid to Cementos Argos, and the first year of expected synergies from the business combination.

(g) Represents the approximate 1% of earnings attributable to the noncontrolling interest in Summit Holdings.

(h) Reflects the estimated increase in Class A Common Stock from the issuance of 54.7 million of Class A Common Stock to Cementos Argos to effect the Transaction.

(i) Reflects an estimate of the first year of estimated cost savings and synergies from the combined entity.

(j) As the combined entity will not be obligated to pay Cementos Argos for intellectual property for the first five years subsequent to close, this adjustments eliminates management fee expensed in the historical Argos USA financial statements.

Summit Materials, Inc.
Pro Forma Condensed Combined Balance Sheet
As of December 30, 2023
(Unaudited)
(amounts in 000’s)

	Summit	Argos North			Pro Forma		Summit
	Materials, Inc.	America Corp.	Conforming		Merger		Materials, Inc.
	As Reported	As Reported	Reclassifications		Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$374,162	$83,180	—		$1,786,837	(b)	$572,851
					(504,464	) (b)
					(654,046	) (c)
					(512,818	) (c)

Restricted cash	$800,000	—	—		(800,000	) (d)	—
Accounts receivable, net	287,252	186,043	—		—		473,295
Costs and estimated earnings in excess of billings	10,289	—	—		—		10,289
Inventories	241,350	138,150	—		—		379,500
Other current assets	17,937	22,694	9,330	(a)	(20,997	) (f)	28,964
Prepaid Expenses	—	9,330	(9,330	) (a)	—		—
Current assets held for sale	1,134	—	—		—		1,134
Total current assets	1,732,124	439,397	—		(705,488)		1,466,033
Property, plant and equipment, less accumulated depreciation, depletion and amortization	1,976,820	1,704,591	—		675,117	(g)	4,356,528
Goodwill	1,224,861	178,207	—		769,000	(g)	2,172,068
Intangible assets, less accumulated amortization	68,081	16,731	—		83,269	(g)	168,081
Deferred tax assets, less valuation allowance	52,009	—	—		—		52,009
Operating lease right-of-use assets	36,553	77,227	—		—		113,780
Other assets	59,134	39	—		—		59,173
Total assets	$5,149,582	$2,416,192	$—		$821,898		$8,387,672
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of debt	$3,822	—	—		—		$3,822
Current portion of acquisition-related liabilities	7,007	—	—		—		7,007
Accounts payable	123,621	122,243	—		—		245,864
Payables due to affiliates	—	7,229	—		(7,229	) (e)	—
Accrued expenses	171,691	65,685	—		120,500	(i)	357,876
Current operating lease liabilities	8,596	14,023	—		—		22,619
Billings in excess of costs and estimated earnings	8,228	—	—		—		8,228
Total current liabilities	322,965	209,180	—		113,271		645,416
Long-term debt	2,283,639	405,164	—		(405,164	) (c)	2,766,012
					986,837	(b)
					(504,464	) (b)
Long-term related-party debt	—	248,882	—		(248,882	) (c)	—
Acquisition-related liabilities	28,021	—	—		—		28,021
Tax receivable agreement liability	41,276	—	—		—		41,276
Noncurrent operating lease liabilities	33,230	82,703	—		—		115,933
Other noncurrent liabilities	123,871	35,568	80,245	(a)	261,000	(h)	500,684
Deferred tax liabilities	—	80,245	(80,245	) (a)	—		—
Total liabilities	2,833,002	1,061,742	—		202,598		4,097,342
Commitments and contingencies
Stockholders’ equity:
Class A common stock	1,196	52	—		(52	) (j)	1,743
					547	(k)
Class B common stock	—	—	—		—		—
Additional paid-in capital	1,421,813	1,528,043	—		(1,528,043	) (j)	3,395,016
					1,973,203	(k)
Accumulated earnings	876,751	(177,080)	—		163,312	(j)	876,751
					20,997	(f)
					(7,229	) (e)
Accumulated other comprehensive income	7,275	3,435	—		(3,435	) (j)	7,275
Stockholders’ equity	2,307,035	1,354,450	—		619,300		4,280,785
Noncontrolling interest in Summit Holdings	9,545	—			—		9,545
Total stockholders’ equity	2,316,580	1,354,450	—		619,300		4,290,330
Total liabilities and stockholders’ equity	$5,149,582	$2,416,192	$—		$821,898		$8,387,672

(a) Certain aspects of the presentation of Argos USA balance sheet have been conformed for purposes of presenting comparable results.

(b) Represents $1.8 billion in cash received through the issuance of term loan and senior notes, net of an estimated $20.6 million in fees and related expenses. Further, the $504.5 million represents the pay down of the existing term loan.

(c) Represents the use of the $1.2 billion cash consideration used for repayment of Argos USA’s $248.9 million outstanding related party indebtedness and $405.2 million of long-term third-party debt. The remaining $512.8 million will be paid to Cementos Argos.

(d) As of the transaction date, the $800.0 million of proceeds from the 7.25% $800 million Senior notes issued in December 2023 is no longer restricted and was utilized in the transaction.

(e)  Reflects the Elimination of $7.2 million of payables due to affiliates that are deemed settled as of the acquisition date.

(f) Reflects the elimination of $21.0 million of Argos USA’s pre-IPO costs that were deferred as of December 31, 2023. These costs primarily represent legal, accounting and other direct costs and are recorded in prepaid expenses and other current assets.

(g) Reflects an estimated amount to adjust the Argos USA property, plant and equipment, net of accumulated depreciation and depletion and intangibles to fair value. The actual amount allocated to Argos USA property, plant and equipment will be based upon appraisals by experts as of the closing date, and will differ from these amounts, and those differences may be material. After amounts are allocated to property, plant and equipment, any remaining purchase price will be allocated to goodwill. Subsequent to the closing date, management will periodically update the amounts allocated in the original purchase price allocation model to reflect information received about the fair values received subsequent to the initial purchase price allocation. Under generally accepted accounting principles such adjustments may occur up to one year subsequent to the date of acquisition.

(h) Reflects the estimated increase in the deferred tax liability as of the closing date as the book value of the assets acquired will exceed the tax value of the assets acquired.

(i) Represents estimated adjustments for below market sales contracts and the fair value of an agreement related to mining operations at one of Argos USA's quarries.

(j) Reflects the elimination of Argos USA’s historical equity balances in accordance with the acquisition method of accounting

(k) Reflects the estimated increase in Class A Common Stock and additional paid-in capital resulting from the issuance of 54.7 million of Class A Common Stock shares to Cementos Argos to effect the Transaction.